Exhibit 99.1

Contact:  Mexican Restaurants, Inc.
                 Andrew J. Dennard
                 (713) 943-7574

Mexican Restaurants, Inc.
Announces 2007 First Quarter Operating Results
(NASDAQ:CASA)

Houston, Texas (May 15, 2007) For the 2007 first quarter ended April 1, 2007, Mexican Restaurants, Inc. (Nasdaq: CASA) reported a net loss of $69,544 or $0.02 per diluted share, compared with net income of $765,946 or $0.21 per diluted share for the first quarter of fiscal year 2006.

The Company’s revenues for the first quarter of fiscal year 2007 decreased $0.3 million or 1.4% to $20.5 million compared with $20.8 million for the same quarter in fiscal year 2006. Restaurant sales for first quarter 2007 decreased $0.3 million or 1.4% to $20.3 million compared with $20.6 million for the first quarter of fiscal year 2006. The decrease in revenue reflects a $1.6 million decline in same-restaurant sales, partially offset by net new restaurant additions and Mission Burritos of $1.3 million. For the first quarter ended April 1, 2007, total system same-restaurant sales decreased approximately 6.3%, Company-owned same-restaurant sales decreased approximately 7.5% and franchised-owned same restaurant sales decreased approximately 2.5%.

Commenting on the Company’s first quarter results, Curt Glowacki, Chief Executive Officer, stated, “The decline in same-restaurant sales for the first quarter resulted from lower consumer traffic, rising gas prices and inclement winter weather. In addition, we were up against some incredible comparative same-store sales from the first quarter last year. Despite current challenges, we are confident that our brands’ value proposition and positioning will continue to resonate with loyal customers. As we move forward, we plan to expand our catering and to-go business, selectively raise menu prices to compensate for rising commodity prices and the anticipated minimum wage hike, and reduce our general and administrative expenses.”

Mr. Glowacki added, “We will continue to move forward with our growth plans for building new Casa Olé restaurants and Mission Burritos, our new fast casual concept. MRI was built by a team of people who understand consumers’ needs, can drive the fundamentals of our business and have weathered the peaks and valleys of the marketplace.”

Mexican Restaurants, Inc. operates and franchises 78 Mexican restaurants. The current system includes 59 Company-operated restaurants, 18 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.

Mexican Restaurants, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	13-Week	13-Week
	Period Ended	Period Ended
	4/1/2007	4/2/2006
Revenues:
Restaurant sales	$20,327,818	$20,617,034
Franchise fees, royalties and other	162,244	168,699
	20,490,062	20,785,733
Costs and expenses:
Cost of sales	5,746,999	5,657,685
Labor	6,848,819	6,540,127
Restaurant operating expenses	5,098,166	4,653,018
General and administrative	1,908,880	1,862,091
Depreciation and amortization	821,773	722,383
Pre-opening costs	--	49,737
Hurricane Rita loss	--	19,463
Loss on sale of assets	7,315	5,959
	20,431,952	19,510,463

Operating income	58,110	1,275,270

Other income (expense):
Interest income	1,963	630
Interest expense	(99,632)	(110,199)
Other, net	11,203	23,798
	(86,466)	(85,771)

Income (loss) from continuing operations before income taxes	(28,356)	1,189,499
Income tax expense (benefit)	(7,098)	396,135
Income (loss) from continuing operations	(21,258)	793,364

Discontinued Operations:
Loss from discontinued operations	(21,453)	(43,787)
Restaurant closure costs	(59,020)	--
Gain on sale of assets	3,412	--
Loss from discontinued operations before income taxes	(77,061)	(43,787)
Income tax benefit	28,775	16,369
Loss from discontinued operations	(48,286)	(27,418)

Net Income (loss)	$(69,544)	$765,946

Basic income (loss) per share
Income (loss) from continuing operations	$(0.01)	$0.24
Loss from discontinued operations	(0.01)	(0.01)
Net income (loss)	$(0.02)	$0.23

Diluted income (loss) per share
Income (loss) from continuing operations	$(0.01)	$0.22
Loss from discontinued operations	(0.01)	(0.01)
Net income (loss)	$(0.02)	$0.21

Weighted average number of shares (basic)	3,460,322	3,356,977
Weighted average number of shares (diluted)	3,460,322	3,634,802